Exhibit 99.2

UNAUDITED CRESTWOOD MIDSTREAM PARTNERS LP PRO FORMA

CONDENSED CONSOLIDATED STATEMENT OF INCOME

References to we, us or our, refer to Crestwood Midstream Partners LP and its subsidiaries (“CMLP”). On April 1, 2011, Crestwood Midstream Partners LP completed the purchase of certain midstream assets in the Fayetteville Shale (the “Fayetteville assets”) and the Granite Wash plays (the “Granite Wash assets”) from Frontier Gas Services, LLC (“Frontier Gas” and collectively, the “Frontier Gas Acquisition” or the “Frontier Assets”).

Frontier Gas, headquartered in Tulsa, Oklahoma, is a privately-held midstream energy services company engaged in the gathering, compression, processing, treating and marketing of natural gas and natural gas liquids.

The Fayetteville assets consist of approximately 127 miles of high pressure and low pressure gathering pipelines in Arkansas with capacity of approximately 510 MMcfd, treating capacity of approximately 165 MMcfd and approximately 35,000 hp of compression. The Fayetteville assets interconnect with multiple interstate pipelines which serve the Fayetteville Shale and are supported by long-term, fixed-fee contracts with producers who have dedicated approximately 100,000 acres in the core of the Fayetteville Shale. These contracts have initial terms that extend through 2020 with five year extensions.

The Granite Wash assets consist of a 28 mile pipeline system and a 36 MMcfd cryogenic processing plant in the Texas Panhandle. This area has emerged as a liquids-rich natural gas play with active drilling programs and the Granite Wash assets are supported by long-term contracts.

In connection with the consummation of the Frontier Gas Acquisition, we entered into the following additional financing transactions:

•

the issuance of approximately 6.2 million units of new Class C limited partner interests, issued at a price of $24.50 per unit to certain institutional investors through a private placement transaction, resulting in gross proceeds of approximately $153 million; and

•	the incurrence of $200 million aggregate principal amount of 7.75% Senior Notes due 2019 (the “Notes”).

For purposes of the unaudited pro forma condensed consolidated statement of income, these additional financing transactions are part of the “Frontier Gas Acquisition.”

CMLP has acquired the assets, liabilities and operations of the Frontier Assets, except for certain working capital, other liabilities and members’ equity. The acquisition will be accounted for using the purchase method of accounting.

The unaudited pro forma condensed consolidated statement of income presents the impact on our results of operations as a result of our consummation of the Frontier Gas Acquisition. The unaudited pro forma condensed consolidated statement of income for the nine months ended September 30, 2011 has been prepared based on certain pro forma adjustments to the financial statements included in our Quarterly Report on Form 10-Q for the nine months ended September 30, 2011 and are qualified in their entirety by reference to such historical condensed consolidated financial statements and related notes contained therein. The unaudited pro forma condensed consolidated statement of income should be read in conjunction with the accompanying notes.

The unaudited pro forma condensed consolidated statement of income for the nine months ended September 30, 2011 has been prepared as if the Frontier Gas Acquisition occurred on January 1, 2011.

The pro forma adjustments are based upon currently available information and certain estimates and assumptions. Therefore, actual adjustments will differ from the pro forma adjustments, and the differences may be material. Management believes, however, that the assumptions provide a reasonable basis for presenting the significant effects of the Frontier Gas Acquisition as contemplated, and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed consolidated statement of income.

The unaudited pro forma condensed consolidated statement of income may not be indicative of the results that actually would have occurred if we had owned the Frontier Assets during the period presented.

CRESTWOOD MIDSTREAM PARTNERS LP

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2011

(In thousands, except for per unit amounts)

	Crestwood Midstream Partners LP	Frontier Gas Services LLC(1)	Pro Forma Adjustments	Crestwood Midstream Partners LP Pro Forma
Revenue
Product sales	$29,326	$10,536	$—	$39,862
Gathering revenue - related party	75,706	—	—	75,706
Gathering revenue	17,908	6,466	—	24,374
Processing revenue - related party	21,723	—	—	21,723
Processing revenue	1,867	—	—	1,867

Total revenue	146,530	17,002	—	163,532

Expenses
Product purchases	26,010	8,967	—	34,977
Operations and maintenance	26,165	3,452	—	29,617
General and administrative	17,996	887	—	18,883
Depreciation, amortization and accretion	23,981	2,661	47 (a)	26,689

Total expenses	94,152	15,967	47	110,166

Gain from exchange of property, plant, and equipment	1,106	—	—	1,106

Operating income	53,484	1,035	(47)	54,472

Interest expense	19,925	147	3,901 (b)	23,973

Income before income taxes	33,559	888	(3,948)	30,499

Income tax provision	898	—	—	898

Net income (loss)	$32,661	$888	$(3,948)	$29,601

General partner interest in net income	$4,942			$4,889
Limited partners' interest in net income	$27,719			$24,712

Net income per limited partner unit - basic	$0.76			$0.64
Net income per limited partner unit - diluted	$0.76			$0.64

Weighted-average limited partner units outstanding:
Basic	36,424			38,568
Diluted	36,540			38,684

The accompanying notes are an integral part of this unaudited pro forma condensed consolidated statement of income.

(1)	Represents the three months ended March 31, 2011, prior to the Frontier Gas Acquisition.

Notes to Unaudited Pro Forma Condensed Consolidated Statement of Income

Basis of Presentation

The unaudited pro forma condensed consolidated statement of income presents the impact on our results of operations as a result of our consummation of the Frontier Gas Acquisition. The unaudited pro forma condensed consolidated statement of income as of and for the nine months ended September 30, 2011 has been prepared based on certain pro forma adjustments to the financial statements included in our Quarterly Report on Form 10-Q for the nine months ended September 30, 2011 and are qualified in their entirety by reference to such historical condensed consolidated financial statements and related notes contained therein. The unaudited pro forma condensed consolidated statement of income should be read in conjunction with the accompanying notes.

The unaudited pro forma condensed consolidated statement of income for the nine months ended September 30, 2011 has been prepared as if the Frontier Gas Acquisition occurred on January 1, 2011. The adjustments to the pro forma condensed consolidated statement of income include those that are directly attributable to the transaction, are factually supportable, and expected to have a continuing impact.

The pro forma adjustments are based upon currently available information and certain estimates and assumptions. Therefore, actual adjustments will differ from the pro forma adjustments, and the differences may be material. Management believes, however, that the assumptions provide a reasonable basis for presenting the significant effects of the Frontier Gas Acquisition, and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed consolidated statement of income.

The unaudited pro forma condensed consolidated statement of income may not be indicative of the results that actually would have occurred if we had owned the Frontier Assets during the period presented.

The unaudited pro forma condensed consolidated statement of income reflects the Frontier Gas Acquisition and the funding of the acquisition as follows:

•	the issuance of approximately 6.2 million units of new Class C limited partner interests for net proceeds of $152.7 million to finance a portion of the Frontier Gas Acquisition;

•	the issuance of the Notes resulting in estimated net proceeds of $194.5 million to finance a portion of the Frontier Gas Acquisition;

•	the acquisition of substantially all the Frontier Assets;

•	the retention by Frontier Gas of working capital, other liabilities and members’ equity, with the exception of certain accounts receivable, prepaid items, and capital leases; and

•	the consideration paid to Frontier Gas for the Frontier Gas Acquisition consisting of $344.6 million in cash.

Pro Forma Adjustments and Assumptions

(a) Reflects the adjustment to recognize incremental depreciation and amortization expense resulting from the purchase of the Frontier assets. Depreciation on property, plant and equipment is recognized on a straight-line basis over the estimated useful lives of the respective assets. Amortization of intangible assets is recognized proportionately according to the expected revenue of the underlying gathering and processing contracts.

(b) Reflects the adjustment to recognize incremental interest expense associated with the issuance of the Notes to finance a portion of the Frontier Gas Acquisition. The effect of a 0.125% variance in interest rates on pro forma interest expense would have been approximately $0.2 million for the nine month period ended September 30, 2011.

The acquisition will be accounted for using the purchase method of accounting. The final purchase price allocation is as follows ($ in thousands):

Purchase price:

Cash	$344,562
Contingent consideration	—

Total purchase price	$344,562

Purchase price allocation:

Accounts receivable	$335
Prepaid expenses and other	750
Capital lease asset	8,587
Property, plant and equipment	135,918
Intangible assets	114,200
Other assets	178

Total assets	259,968

Current portion of capital leases	2,576
Other payables	64
Capital leases	6,011
Asset retirement obligations	383

Total liabilities	9,034

Goodwill	$93,628

Pro Forma Net Income Per Limited Partner Unit

Our net income or loss is allocated to the general partner and the limited partners, in accordance with their respective ownership percentages, after allocating Available Cash (as defined in the partnership agreement) generated during the period in accordance with our partnership agreement.

Securities that meet the definition of a participating security are required to be considered for inclusion in the computation of basic earnings per unit using the two-class method. Under the two-class method, earnings per unit is calculated as if all of the earnings for the period were distributed under the terms of the partnership agreement, regardless of whether the general partner has discretion over the amount of distributions to be made in any particular period, whether those earnings would actually be distributed during a particular period from an economic or practical perspective, or whether the general partner has other legal or contractual limitations on its ability to pay distributions that would prevent it from distributing all of the earnings for a particular period.

These required disclosures do not impact our overall net income or loss or other financial results; however, in periods in which aggregate net income exceeds our Available Cash, it will have the impact of reducing net income per limited partner unit.

Basic and diluted net income or loss per limited partner unit is calculated by dividing limited partners’ interest in net income or loss, by the weighted-average number of outstanding limited partner units during the period, including approximately 6.5 million units of Class C limited partner interests.